Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
Board of Directors
Home BancShares, Inc.
Conway, Arkansas
We consent to the incorporation by reference in this Registration Statement of Home BancShares, Inc. on Form S-8 of our report, dated April 8, 2005, with respect to the consolidated balance sheets of Marine Bancorp, Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, included in the Form S-1 (No. 333-132427) of Home BancShares, Inc. that was filed with the SEC on March 14, 2006, and subsequently amended.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
August 10, 2006